Exhibit 10.4

September 13, 2022

Mardi C. Dier

Re: Amendment No. 2 to Offer Letter

Dear Mardi:

On behalf of Ultragenyx Pharmaceutical Inc. (the “Company”), I am pleased to present to you this Amendment No. 2 (this “Amendment”), which amends the Offer of Employment Letter Agreement with you dated August 28, 2020 and as amended by Amendment No. 1 dated October 9, 2020 (collectively, the “Offer Letter”) as follows:

1.
The section with the heading “Change of Control” is hereby deleted in its entirety.
2.
The first paragraph under the heading “Severance” in the Offer Letter is hereby deleted in its entirety and replaced with the following:

“If, at any time, your employment with the Company or its successor is terminated without Cause (as defined below) (but not as a result of your death or disability) or you resign your employment due to a Constructive Termination (as defined below), in each case not during the Protection Period (as defined below), so long such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), the Company shall:

(i) extend the exercise period applicable to any options to purchase the Company’s common stock you hold at the time of such termination such that you will have until the date that is 12 months after the date of your Separation from Service to exercise any of the vested shares (determined as of the date of your Separation from Service) subject to the stock options, but in no event will the exercise period be extended until later than the date of expiration of the term of such stock option as set forth in the agreement evidencing such stock option;

(ii) pay you, as severance, an amount equivalent to (x) 12 months of your then-current Base Salary, plus (y) your target bonus for the year in which the your Separation from Service occurs, subject to standard payroll deductions and withholdings (the “Severance Amount”), payable in equal installments over the 12-month period following such Separation from Service in accordance with the Company’s standard payroll practices commencing on the Company’s first regular payroll date that follows the 60th day after such Separation from Service (with the first payment including the accrued installments of the Severance Amount between the date of your Separation from Service and the date of the first payment); and

(iii) subject to your timely and proper election of health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), reimburse you on a monthly basis for the monthly COBRA premium paid by you for you and your dependents, payable on the first regularly scheduled pay date in the calendar month immediately following the calendar month in which you submit to the Company documentation of the applicable premium having been paid by you (which shall be submitted within 30 days of payment) (the “COBRA Reimbursement”). You will be eligible to receive the COBRA Reimbursement until the earliest of (A) the 12-month anniversary of the date of your Separation from Service; (B) the date you are no longer eligible to receive COBRA continuation coverage; or (C) the date on which you become eligible to receive coverage from another employer or other source. Notwithstanding the foregoing, if the Company’s payments under this paragraph would violate applicable law or result in the imposition of penalties under applicable law, the parties agree to reform this paragraph in a manner as is necessary to comply with applicable law.

Notwithstanding the foregoing, in the event that your employment with the Company or its successor is terminated without Cause (but not as a result of your death or disability) or you resign your employment due to a Constructive Termination, in each case, on or within 18 months following the consummation of a Covered Transaction (as defined in the Plan) (such 18-month period, the “Protection Period), so long as such termination constitutes a Separation from Service, then the Company shall:

(a) accelerate the vesting of any equity-based compensation awards granted to you in connection with your employment with respect to 100% of the then-unvested shares then subject to such awards;

(b) extend the exercise period applicable to any options to purchase the Company’s common stock you hold at the time of such termination such that you will have until the date that is 12 months after the date of your Separation from Service to exercise any of the vested shares (determined as of the date of your Separation from Service) subject to the stock options, but in no event will the exercise period be extended until later than the date of expiration of the term of such stock option as set forth in the agreement evidencing such stock option;

(c) pay you, as severance, an amount equivalent to (x) 18 months of your then-current Base Salary, plus (y) 1.5 times your target bonus for the year in which the your Separation from Service occurs, subject to standard payroll deductions and withholdings (the “CIC Severance Amount”), payable in equal installments over the 18-month period following such Separation from Service in accordance with the Company’s standard payroll practices commencing on the Company’s first regular payroll date that follows the 60th day after such Separation from Service (with the first payment including the accrued installments of the CIC Severance Amount between the date of your Separation from Service and the date of the first payment); and

(d) subject to your timely and proper election of health continuation coverage under COBRA, reimburse you on a monthly basis for the monthly COBRA premium paid by you for you and your dependents, payable on the first regularly scheduled pay date in the calendar month immediately following the calendar month in which you submit to the Company documentation of the applicable premium having been paid by you (which shall be submitted within 30 days of payment) (the “CIC COBRA Reimbursement”). You will be eligible to receive the CIC COBRA Reimbursement until the earliest of (A) the 18-month anniversary of the date of your Separation from Service; (B) the date you are no longer eligible to receive COBRA continuation coverage; or (C) the date on which you become eligible to receive coverage from another employer or other source. Notwithstanding the foregoing, if the Company’s payments under this paragraph would violate applicable law or result in the imposition of penalties under applicable law, the parties agree to reform this paragraph in a manner as is necessary to comply with applicable law.”

3.
Except as expressly amended herein, all terms and provisions of the Offer Letter shall remain in full force and effect.
4.
In the event of a conflict between the provisions of this Amendment and the provisions of the Offer Letter, the provisions of this Amendment shall control.

5.
This Amendment shall be governed by and construed in accordance with the laws of the State of California, without giving effect to principles of conflict of laws.
6.
This Amendment may be executed in one or more counterparts, each of which will be deemed to be an original as against any party that has signed it, but all of which together will constitute one and the same instrument.

Sincerely,

/s/ Emil D. Kakkis, M.D., Ph.D.

Name: Emil D. Kakkis, M.D., Ph.D.

Title: President and Chief Executive Officer

I voluntarily accept and agree to terms and conditions of this Amendment.

/s/ Mardi C. Dier September 13, 2022

Mardi C. Dier Date